As filed with the Securities and Exchange Commission on December 22, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INSPIRA TECHNOLOGIES OXY B.H.N.LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Puglisi & Associates
2 Ha-Tidhar St.	850 Library Ave., Suite 204
Ra’anana, 4366504 Israel	Newark, DE 19711
Tel: +972.4.6230333	Tel: 302.738.6680
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Ron Ben-Bassat, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: 212.660.3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers North Tower, 35th Floor Tel-Aviv, Israel 6473925 T +972.74.758.0480

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 22, 2025

Up to 24,973,528 Ordinary Shares

INSPIRA TECHNOLOGIES OXY B.H.N.LTD.

This prospectus relates to the offer and sale by YA II PN, LTD., a Cayman Islands exempt limited partnership, or YA or the Selling Shareholder, of (i) up to 24,509,803 of our ordinary shares, no par value per share, or the Ordinary Shares, that we may issue from time to time, in one or more transactions in amounts, at prices, and on terms that will be determined at the time these securities are offered pursuant to the Standby Equity Purchase Agreement, dated December 12, 2025, or the SEPA, that we entered into with the Selling Shareholder for the sale of up to $25.0 million of our Ordinary Shares, or the Commitment Amount, and (ii) up to 463,725 Ordinary Shares as consideration for the Selling Shareholder’s commitment to purchase our Ordinary Shares under the SEPA (of which 218,627 were issued on December 18, 2025 and the remaining 245,098 will be issued on the 30-day anniversary of the date of the SEPA). The Selling Shareholder is a fund managed by Yorkville Advisors Global, LP. For the purposes of this prospectus, we are registering for resale a total of up to 24,973,528 Ordinary Shares, at an assumed offering price of $1.02 per Ordinary Share for any Ordinary Share not yet issued, which is the last reported sales price of our Ordinary Shares on Nasdaq on December 19, 2025.

On December 12, 2025, we entered into the SEPA with the Selling Shareholder, which provided for the sale of up to the Commitment Amount, at the Company’s sole option, any time during the 36-month period following the execution date of the SEPA, or the Commitment Period. At any time during the Commitment Period, we may require the Selling Shareholder to purchase Ordinary Shares by delivering to the Selling Shareholder an advance notice pursuant to the terms of the SEPA, or Advance Notice. As of the date of this prospectus, we have not delivered any Advance Notice nor sold Ordinary Shares under the SEPA.

The Ordinary Shares being offered by the Selling Shareholder may be issued pursuant to the SEPA. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Ordinary Shares by the Selling Shareholder. However, we may receive up to $25.0 million in aggregate gross proceeds from sales of our Ordinary Shares to the Selling Shareholder that we may make under the SEPA, from time to time after the date of this prospectus. See “Use of Proceeds.” Further, pursuant to the SEPA, we have issued or will issue to the Selling Shareholder Ordinary Shares in an amount that is equal to 2.00% of the Commitment Amount, or the Commitment Fee, in two tranches, with 50% of the Commitment Fee having been issued on December 18, 2025 in an amount equal to 218,627 Ordinary Shares and the remaining 50% shall be paid on the 30-day anniversary of the date SEPA. The additional shares that may be offered pursuant to this prospectus would be purchased by the Selling Shareholder pursuant to the SEPA at 97% of the market price, which is defined as the lowest daily VWAP of the Ordinary Shares during the three consecutive trading days commencing on the trading day immediately following our delivery of an Advance Notice to the Selling Shareholder, other than the daily VWAP on any Excluded Days (as defined in the SEPA), or the Purchase Price.

The Selling Shareholder may sell the Ordinary Shares included in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholder may sell the shares in the section entitled “Plan of Distribution.” The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

The Selling Shareholder will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the Ordinary Shares by the Selling Shareholder pursuant to this prospectus.  We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred to register under the Securities Act the offer and sale of the Ordinary Shares included in this prospectus by the Selling Shareholder. See “Plan of Distribution.”

Our Ordinary Shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “IINN”. The last reported sale price of our Ordinary Shares on December 19, 2025 was $1.02 per share.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2025

You should rely only on the information contained in this prospectus. We have not, and the Selling Shareholder has not, authorized anyone to provide you with any information other than that contained in this prospectus. We and the Selling Shareholder take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the Selling Shareholder not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside of the United States: Neither we nor the Selling Shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, unless otherwise indicated, all references to the “Company,” “we,” “our” and “Inspira” refer to Inspira Technologies Oxy B.H.N. Ltd., unless we state or the context implies otherwise.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “shekel,” “Israeli shekel” and “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus includes or incorporates by reference statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

We report our financial statements in accordance with generally accepted accounting principles in the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes thereto and the other information incorporated by reference herein.

Our Company

We are a specialty medical device company engaged in the research, development, manufacturing, and marketing of proprietary life support technology with a vision to supersede traditional mechanical ventilators, or Mechanical Ventilation, which is the standard of care today for the treatment of acute respiratory failure. Although it may be sometimes lifesaving, Mechanical Ventilation is associated with increased risks, costs of care, extended lengths of stay, frequent incidence of infections, ventilator dependence and mortality. Using our state-of-the-art life support technology, our goal is to set a new standard of care and to provide patients with acute respiratory failure an opportunity to maintain spontaneous breathing and avoid the need for intubation, coma and various risks associated with the use of Mechanical Ventilation. As part of our strategy to reach this goal, and in parallel to pursuing regulatory approvals, we are actively working to establish collaborations with strategic partners, globally ranked hospitals, medical device companies and distributors both for endorsement and early clinical adoption. We plan to target intensive care units, general medical units, operating theaters, and small urban and rural hospitals, with the goal of making our solutions more accessible to millions of patients worldwide. We expect for these activities to support our strategy plan to reach market penetration and adoption of our life support technology.

We are developing the following products:

The INSPIRATM ART

The INSPIRA ART system, which is an augmented life support respiratory technology, also known as the INSPIRA ART500, is our flagship product. The INSPIRA ART system aims to monitor and oxygenate blood to boost patient saturation levels, within minutes, while the patient is awake, without the need for an invasive mechanical ventilator.

The INSPIRA ART is a potential alternative treatment for up to 20 million patients each year who are taken to ICUs and require mechanical ventilators. Mortality rates are highest for patients undergoing prolonged mechanical ventilation and may exceed 50%. As opposed to treating patients by forcing oxygen through their lungs in a procedure that requires intubation and medically induced coma, the INSPIRA ART system is designed to deliver oxygen directly into the blood to elevate and stabilize declining oxygen saturation levels within minutes, while performing blood parameter measurements in real-time without requiring intubation and induced coma. Our objective is to enable patient-treatment without resorting to mechanical ventilation, with the potential to reduce associated legacy risks, complications and high costs. This may allow for the treatment of larger patient populations even beyond ICU settings.

Our technology is designed to continuously monitor the patient’s blood parameters in real-time, while enriching small volumes of blood with oxygen and simultaneously removing carbon dioxide. Boosting oxygen saturation levels in minutes may allow patients to be awake, potentially making the treatment suitable in the future to migrate from ICUs to emergency rooms, medical units, emergency medical services and smaller rural hospitals with no ICUs.

The INSPIRA ART is being designed with the intent of treating those on life support as a result of acute respiratory failure, while awake, for longer than six hours, or prolonged life support, with extracorporeal circulation and physiologic gas exchange involving oxygenation and carbon dioxide removal from the patient’s blood. Further, the INSPIRA ART is being designed to potentially eliminate the need for invasive mechanical ventilation, targeting acute respiratory failure patients in ICUs and potentially in general medical units. The Company believes that the INSPIRA ART may enable treatment of patients without the need for induced coma, intubation or weaning, all of which are associated with incurring the risk of lung infections and lung injury that may prolong hospital admission.

The INSPIRATM ART100

The INSPIRA ART100 system, previously referred to as the ALICE, Liby, INSPIRA ART (Gen1) or ECLS system, is also referred to as a device or system. The INSPIRA ART100 is an FDA-cleared advanced form of life support system, better known by the medical industry as a cardiopulmonary bypass, or CPB, system designed for use in surgical procedures requiring CPB for six hours or less. The INSPIRA ART100 utilizes a technique that circulates, adds oxygen to and removes carbon dioxide from blood, with the enriched blood being circulated back to the patient. The device takes over the function of the heart and/or lungs in critical care patients undergoing life-saving procedures.

In May 2024, we received 510(k) class II regulatory clearance from the FDA for the INSPIRA ART100 system. In July 2024, we received an Israeli Medical Equipment Division Ministry of Health, or AMAR, regulatory approval for extra-corporeal membrane oxygenation, or ECMO, and CPB procedure. In December 2024, our first devices were shipped for deployment to Westchester Medical Center in Valhalla, New York, as part of an evaluation and collaboration for the INSPIRA ART.

The INSPIRA™ ART100 system includes software that navigates the physician through the setup process and provides alerts while offering potential troubleshooting solutions. The system has a compact design, with extended battery life to support intra-hospital patient transfers between hospitals and is compatible with various disposable parts, allowing for customization of tubing and oxygenators, which simplifies purchasing and inventory management.

The HYLATM Blood Sensor

The HYLA blood sensor, described herein as the HYLA or HYLA blood sensor, is being designed to perform real-time sampling and analysis of key blood parameter measurements, without the need for blood draws. The HYLA is being designed to measure, in real-time, thousands of blood samples to be made accessible to physicians during a single ICU treatment or operating room procedure.

The HYLA blood sensor is being designed to provide continuous, real-time monitoring of blood key parameters that can indicate oxygen deficiencies, without the need to take intermittent blood draws. Designed for patients undergoing medical procedures or needing frequent monitoring, this technology can detect sudden changes in medical conditions by tracking vital blood indicators.

We are developing the HYLA as both an integrated component of our INSPIRA ART100 and INSPIRA ART systems, and as a standalone device. This versatility may expand our market offering across multiple critical care applications and market segments.

Our development process combines in-house laboratory testing with hospital collaborations for clinical research. This comprehensive approach may allow for better validation of the technology in real-world medical settings, refinement of the sensor’s accuracy against industry standards, and optimization of the disposable components for practical clinical use.

We have a goal to set a new standard of care in various areas of patient care. As part of our strategy to reach these goals, and in parallel to pursuing regulatory approvals, we are actively working to establish collaborations with strategic partners and globally ranked health centers to provide endorsement and clinical adoption for regional deployments of our products and technologies. We plan to target ICUs, general medical units, operating theaters, and small urban and rural hospitals, with the goal of making our solutions more accessible to millions of patients.

Standby Equity Purchase Agreement with YA

On December 12, 2025, we entered into the SEPA with YA. Pursuant to the SEPA, we will be able to sell up to $25.0 million of our Ordinary Shares, at our sole option, any time during the Commitment Period. As of the date of this prospectus, we have not delivered any Advance Notice nor sold Ordinary Shares under the SEPA. Pursuant to the terms of the SEPA, any Ordinary Shares sold to YA will be priced at the Purchase Price. Any sale of Ordinary Shares pursuant to the SEPA is subject to certain limitations, including that YA is not permitted to purchase any Ordinary Shares that would result in it owning more than 4.99% of our Ordinary Shares.

We are not obligated to utilize any of the $25.0 million available under the SEPA and there are no minimum commitments or minimum use penalties. The total amount of funds that ultimately can be raised under the SEPA over the Commitment Period will depend on the market price for the Ordinary Shares and the number of Ordinary Shares actually sold. The SEPA does not impose any restrictions on our operating activities. During the term of the SEPA, YA, and its affiliates, are prohibited from engaging in any short selling related to the Ordinary Shares.

In addition, we also agreed to pay YA the Commitment Fee, equal to 2.0% of the Commitment Amount, as consideration for its commitment to purchase our Ordinary Shares under the SEPA. The Commitment Fee has been or will be issued in two tranches, with 50% of the Commitment Fee having been issued on December 18, 2025 in an amount equal to 218,627 Ordinary Shares and the remaining one half shall be paid on the 30-day anniversary of the date SEPA. In each case, the Commitment Fee shall be paid either in cash or subject to limitations pursuant to the terms of the SEPA, by the issuance to YA of such number of Ordinary Shares that is equal to the portion of the Commitment Fee then due divided by the average of the daily VWAP of the Ordinary Shares during the three trading days immediately prior to such due date, or the Commitment Shares. We have also agreed to pay to YA a structuring fee in the amount of $25,000, of which $15,000 has been paid in advance, and $10,000 due on the date that is three days from the date of the SEPA.

Pursuant to the SEPA, we were required to register resales of the Ordinary Shares eligible to be sold pursuant to the SEPA, the Commitment Shares and any adjustment securities issued or issuable with respect to such Ordinary Shares. We agreed to file a registration statement and shall not have the ability to request any advances under the SEPA until the registration statement, of which this prospectus forms a part, is declared effective.

Corporate Information

We are an Israeli corporation based in Ra’anana, Israel and were incorporated in Israel in 2018 under the name Clearx Medical Ltd. On April 10, 2018, our name was changed to Insense Medical Ltd. On July 30, 2020, our name was changed to our current name, Inspira Technologies Oxy B.H.N. Ltd. Our principal executive offices are located at 2 Ha-Tidhar St., Ra’anana, 4366504 Israel. Our telephone number in Israel is 972 996 644 88. Our website address is www.inspira-technologies.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Our Ordinary Shares are listed on Nasdaq under the symbol “IINN”.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements, we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors, and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market rules for domestic U.S. issuers and are not required to be compliant with all Nasdaq Stock Market rules as would domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

THE OFFERING

Ordinary Shares issued and outstanding prior to this offering	35,949,247 Ordinary Shares

Ordinary Shares offered by the Selling Shareholder

Up to 24,973,528 Ordinary Shares consisted of any Ordinary Shares that we may sell and issue to YA under the SEPA from time to time and the Commitment Shares, of which 218,627 Ordinary Shares were issued on December 18, 2025.

Ordinary Shares to be outstanding after this offering	60,704,148 Ordinary Shares, assuming the sale and issuance of a total of 24,973,528 Ordinary Shares to YA pursuant to the SEPA (at an assumed price of $1.02 per Ordinary Share for any Ordinary Share not yet issued, which is the last reported sales price of our Ordinary Shares on Nasdaq on December 19, 2025).

Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares included in this prospectus by the Selling Shareholder. We may receive up to $25.0 million aggregate gross proceeds under the SEPA from sales of the Ordinary Shares that we elect to make to YA pursuant to the SEPA, if any, from time to time in our sole discretion, although the actual amount of proceeds that we may receive cannot be determined at this time and will depend on the number of shares we sell under the SEPA and market prices at the times of such sales. We intend to use any proceeds that we receive from sales of our Ordinary Shares to YA under the SEPA for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section starting on page 5 of this prospectus and “Item 3. Key Information – D. Risk Factors” in our most recent Annual Report on Form 20-F, incorporated by reference herein, or the 2024 Annual Report, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq symbol	Our Ordinary Shares are listed on the Nasdaq under the symbol “IINN”.

The number of Ordinary Shares to be outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold and is based on 35,949,247 Ordinary Shares outstanding as of December 18, 2025, and excludes:

●	507,376 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices ranging between NIS 0.37 (approximately $0.10) to NIS 11.33 (approximately $3.08) per share, of which 444,876 were vested as of such date;

●	4,755,511 RSUs granted to directors, employees, and consultants under our equity incentive plan, none of which were vested as of such date, and 30,000 of which were granted subject to shareholders approval;

●	212,188 Ordinary Shares issuable upon the exercise of warrants issued to H.C. Wainwright & Co., or HCW, in connection with a certain purchase agreement, at an exercise price of $1.60 per share;

●	145,455 Ordinary Shares issuable upon the exercise of warrants issued to Aegis Capital Corp., or Aegis, in connection with our initial public offering, or IPO, at an exercise price of $6.875 per share;

●	3,031,250 Ordinary Shares issuable upon the exercise of warrants issued to an institutional investor in connection with a securities purchase agreement, dated December 26, 2023, at an exercise price of $1.28 per share;

●	1,640,455 Ordinary Shares issuable upon the exercise of tradable warrants issued to investors in connection with our IPO at an exercise price of $5.50 per share;

●	185,591 Ordinary Shares issuable upon the exercise of warrants issued to Newbridge Securities Corporation, or Newbridge, at an exercise price of $1.56 per share; and

●	3,753,001 Ordinary Shares issuable upon the exercise of warrants issued to several individuals in connection with securities purchase agreements, dated December 27, 2024, at an exercise price of $1.10 per share.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under “Item 3. Key Information - D. Risk Factors,” in our 2024 Annual Report, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks described below are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

Risks Related to the Offering

It is not possible to predict the actual number of shares we will sell under the SEPA to the Selling Shareholder, or the actual gross proceeds resulting from those sales.

On December 12, 2025, we entered into the SEPA with YA, pursuant to which YA has committed to purchase up to $25.0 million of our Ordinary Shares, subject to certain limitations and conditions set forth in the SEPA. Of the Commitment Amount, to date we have not sold any Ordinary Shares. The Ordinary Shares that may be issued under the SEPA may be sold by us to YA at our discretion from time to time over the Commitment Period.

We generally have the right to control the timing and amount of any sales of our Ordinary Shares to YA under the SEPA. Sales of our Ordinary Shares, if any, to YA under the SEPA will depend upon market conditions and other factors. We may ultimately decide to sell to YA all, some or none of the Ordinary Shares that may be available for us to sell to YA pursuant to the SEPA.

Because the purchase price per share to be paid by YA for the Ordinary Shares that we may elect to sell to YA under the SEPA, if any, will fluctuate based on the market prices of Ordinary Shares during the applicable purchase valuation period for each purchase made pursuant to the SEPA, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of Ordinary Shares that we will sell to YA under the SEPA, the purchase price per share that YA will pay for shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by YA under the SEPA, if any.

The SEPA provides that we may sell up to an aggregate of $25.0 million of our Ordinary Shares to YA, in our sole discretion, from time to time from and after the date of, and pursuant to, the SEPA. Even if we elect to sell to YA all of the Ordinary Shares being registered for resale under this prospectus, depending on the market prices of our Ordinary Shares at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the $25.0 million total commitment under the SEPA, which could materially adversely affect our liquidity.

If we desire to issue and sell to YA under the SEPA more than the 24,509,803 Ordinary Shares being registered along with up to 463,725 Commitment Shares for resale under this prospectus, we would need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by YA of any such additional Ordinary Shares and the SEC would have to declare such registration statement or statements effective before we could sell additional shares.

Any issuance and sale by us under the SEPA of a substantial number of Ordinary Shares in addition to the Ordinary Shares being registered for resale by YA under this prospectus could cause additional substantial dilution to our shareholders. The number of Ordinary Shares ultimately offered for sale by YA is dependent upon the number of Ordinary Shares, if any, we ultimately sell to YA under the SEPA.

Further, the resale by YA of a significant number of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Ordinary Shares to decline and to be highly volatile.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the SEPA, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to YA. If and when we do elect to sell Ordinary Shares to YA pursuant to the SEPA, YA may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from YA in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from YA in this offering as a result of future sales made by us to YA at prices lower than the prices such investors paid for their shares in this offering.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

The extent to which we rely on YA as a source of funding will depend on a number of factors, including the prevailing market price of our Ordinary Shares, our ability to meet the conditions necessary to deliver advance notices under the SEPA and the extent to which we are able to secure funding from other sources. Regardless of the amount of funds we ultimately raise under the SEPA, if any, we expect to continue to seek other sources of funding. Even if we were to sell to YA the total commitment of $25.0 million, of which to date we have not sold any Ordinary Shares, under the SEPA we will still need additional capital to fully implement our business plan.

Future sales and issuances of our Ordinary Shares or other securities might result in significant dilution and could cause the price of our Ordinary Shares to decline.

To raise capital, we may sell Ordinary Shares, convertible securities or other equity securities in one or more transactions other than those contemplated by the SEPA, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Ordinary Shares, or securities convertible or exchangeable into Ordinary Shares, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any sales of additional shares will dilute our shareholders.

Sales of a substantial number of Ordinary Shares in the public market or the perception that these sales might occur could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Ordinary Shares. In addition, the sale of substantial numbers of our Ordinary Shares could adversely impact their price.

Management will have broad discretion as to the use of the proceeds from the SEPA and uses may not improve our financial condition or market value.

Because we have not designated the amount of net proceeds from the SEPA to be used for any particular purpose, our management will have broad discretion as to the application of such proceeds. Our management may use the proceeds for working capital and general corporate purposes that may not improve our financial condition or advance our business objectives.

If we fail to meet all applicable Nasdaq Capital Market requirements, Nasdaq could delist our Ordinary Shares, which could adversely affect the market liquidity of our Ordinary Shares and the market price of our Ordinary Shares could decrease.

Nasdaq monitors our ongoing compliance with its minimum listing requirements and if we fail to meet those requirements and cannot cure such failure in the prescribed period of time, our Ordinary Shares could be subject to delisting from the Nasdaq market. In the event that our Ordinary Shares are delisted from Nasdaq and are not eligible for quotation or listing on another market or exchange, trading of our Ordinary Shares could be conducted only in the over-the-counter market such as the OTC Pink or the OTCQB. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Ordinary Shares, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our Ordinary Shares to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

On March 10, 2025, we received a written notice from the Nasdaq indicating that we are not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2), as our closing bid price for our Ordinary Shares was below $1.00 per share for the last 30 consecutive business days. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we were initially granted a period of 180 calendar days to regain compliance with the minimum bid price requirement, or until September 8, 2025, to regain compliance with the minimum bid price requirement.

On July 17, 2025, we received a written notice from Nasdaq indicating that Nasdaq has determined that for 10 consecutive business days, from July 2 through July 16, 2025, the closing bid price of our Ordinary Shares has been at least $1.00 per share or greater, and accordingly, we have regained compliance with Listing Rule 5550(a)(2). Although we have since cured this deficiency and have regained compliance with Nasdaq Listing Rule 5550(a)(2), there is a risk that we could be subject to additional notices of delisting for failure to comply with Nasdaq Listing Rule 5550(a)(2) or other Nasdaq Listing Rules.

Risks Related to Operations in Israel

Our principal executive offices, most of our research and development activities and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel, including the multi-front conflict that Israel faces.

We are incorporated under Israeli Law, and our executive offices, corporate headquarters and principal research and development facilities are located in Israel. In addition, all of our officers and directors are residents of Israel. Accordingly, political, economic and military and security conditions in Israel and the surrounding region may directly affect our business. Any conflicts, political instability, terrorism, cyberattacks or any other hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations. Ongoing and revived hostilities in the Middle East or other Israeli political or economic factors, could harm our operations.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign commenced in the Gaza Strip. On October 9, 2025, Israel and Hamas have entered into a ceasefire agreement intended to permanently end the war. However, there are no assurances that the agreement will hold. While the conflict created heightened security concerns, disruptions to business operations, and economic instability within Israel, the ceasefire may contribute to improved regional stability. However, the security situation remains fluid and any renewed military actions, restrictions, or government-imposed measures could adversely affect our operations and financial condition.

Following Hamas’s attack on Israel, other regional hostilities became more pronounced and evolved into a multi-front war. This included a northern front war between Israel and Hezbollah in Lebanon. In November 2024, Israel entered into a ceasefire agreement with Hezbollah, but there are no assurances as to whether the agreement will hold or whether further hostilities with Hezbollah will resume. In addition, the Iranian-backed Houthi Movement in Yemen launched direct attacks on Israel involving drones and missiles, and attacked container ships on the Red Sea. Such disruption to our operations previously included certain delays and diversions of the import of certain components for manufacturing and production as a result of reduced air travel and the attacks on container ships on the Red Sea route by the Houthi Movement. However, following the announcement of a ceasefire with Hamas, the Houthi Movement has stated that it will suspend such attacks, so long as the ceasefire with Hamas remains in place, and the immediate risk of further disruption has temporarily decreased.

In April 2024 and October 2024, Iran launched direct attacks on Israel involving hundreds of drones and missiles. On June 13, 2025, in light of continued nuclear threats and intelligence assessments indicating imminent attacks, Israel launched a preemptive strike directly targeting military and nuclear infrastructure inside Iran aimed to disrupt Iran’s capacity to coordinate or launch further hostilities against Israel, as well as disrupt its nuclear program.  For 12 days, both sides launched attacks against one another, with Iran targeting civilian infrastructure. As a result of the escalation with Iran, Israel temporarily closed its airspace and ceased all port activity related to commercial shipments. On June 22, 2025, the U.S. military joined Israel in launching strikes directly targeting nuclear infrastructure in Iran. As of December 18, 2025, a ceasefire between Iran and Israel remains in place. Nonetheless, hostilities between Iran and Israel and the United States could resume, which may create significant volatility in the global economy and disrupt global supply chains.

While the intensity and duration of the multi-front conflict have been difficult to predict, the current ceasefire marks a potential shift towards stability in the region. If sustained, this could reduce disruptions to our business and operations, and on Israel’s economy in general. However, if the war resumes or expands to other fronts, our operations may be harmed.

In connection with the current multi-front conflict, Israeli military reservists have been called up to perform military service. As of June 30, 2025, two of our employees have been called up. All of those employees have since returned from reserve duty as of December 18, 2025, but there can be no guarantee that they will not be called up again. Additional employees may be called up, for service, and such persons may be absent for an extended period of time. As a result, our operations may be disrupted by such absences, which in turn may materially and adversely affect our business, prospects, financial condition and results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business. A campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also adversely impact our business.

Prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system. In response to the foregoing developments, individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or transact business in Israel as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in securities markets, and other changes in macroeconomic conditions. To the extent that any of these negative developments do occur, they may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if deemed necessary by our management and board of directors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus may be deemed to be “forward-looking statements” within  the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and other securities laws.  Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “predict,” “should,” “intend,” “potential,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our expectation regarding the sufficiency of our existing cash and cash equivalents to fund our current operations;

●	our available cash and our ability to obtain additional funding;

●	our financial statements for the period ended June 30, 2025, contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms, if at all;

●	our ability to advance the development of our products and future potential products;

●	our ability to commercialize and sell our products and future potential products and future sales of our product or any other future potential products;

●	our assessment of the potential of our products and future potential product candidates;

●	our planned level of revenues, capital expenditures and liquidity;

●	our plans to continue to invest in research and development to develop technology for new products;

●	anticipated actions of the U.S. Food and Drug Administration, state regulators, if any, or other similar foreign regulatory agencies, including approval to conduct clinical trials, the timing and scope of those trials and the prospects for regulatory approval or clearance of, or other regulatory action with respect to our products or services;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we intend to operate, including the impact of any changes in regulation and legislation that could affect the medical device industry;

●	our ability to meet our expectations regarding the commercial supply of our products and future product candidates;

●	our ability to retain key executive members;

●	our ability to internally develop new inventions and intellectual property;

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	the possible impacts of cybersecurity incidents on our business and operations;

●	our ability to comply with continued listing requirements and standards of Nasdaq;

●	general market, political and economic conditions in the countries in which we operate including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East;

●	our ability to maintain our relationships with suppliers, manufacturers, distributors, and other partners;

●	changes in our strategy;

●	litigation; and

●	those factors referred to in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our 2024 Annual Report, incorporated by reference herein, as well as other factors in the 2024 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholder. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the Selling Shareholder. However, we may receive up to $25.0 million aggregate gross proceeds under the SEPA from sales of the Ordinary Shares that we elect to make to YA pursuant to the SEPA, if any, from time to time in our sole discretion, although the actual amount of proceeds that we may receive cannot be determined at this time and will depend on the number of shares we sell under the SEPA and market prices at the times of such sales. Any proceeds that we receive from sales of our Ordinary Shares to YA under the SEPA will be used for working capital and general corporate purposes.

We intend to use any proceeds that we receive from sales of our Ordinary Shares to YA under the SEPA for working capital and general corporate purposes.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

The Companies Law imposes further restrictions on our ability to declare and pay dividends. Under the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution. In the event that we do not meet such earnings criteria, we may seek the approval of a court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2025:

●	on an actual basis;

●	on a pro forma basis to give effect to (i) the receipt of net proceeds of $3,162,687 and the issuance of 2,910,145 Ordinary Shares pursuant to an at-the market sales agreement dated March 14, 2025, as of December 18, 2025, (ii) the receipt of net proceeds of $918,405 and the issuance of 855,714 Ordinary Shares pursuant to the exercise of warrants issued in connection with securities purchase agreements, dated December 27, 2024, at an exercise price of $1.10 per share, and (iii) the receipt of net proceeds of $1,750,000 million and the issuance and sale of 1,565,217 Ordinary Shares pursuant to the certain securities purchase agreement dated December 12, 2025; and

●	on a pro forma as adjusted basis to give effect to the issuance of up to 24,509,803 Ordinary Shares under the SEPA, at an assumed offering price of $1.02 per Ordinary Shares, which is the last reported sales price on Nasdaq of our Ordinary Shares on December 19, 2025, and after deducting estimated offering expenses and the issuance of up to 463,725 Ordinary Shares as Commitment Shares at the assumed offering price for any Commitment Share not yet issued, as if the sale of the Ordinary Shares had occurred on June 30, 2025.

You should read this table in conjunction with our Unaudited Interim Financial Statements as of June 30, 2025 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended June 30, 2025” attached as Exhibits 99.2 and 99.3, respectively, to our Report of Foreign Private Issuer on Form 6-K, or a Form 6-K, filed on October 1, 2025 and incorporated by reference herein.

	As of June 30, 2025 (U.S. dollars in thousands)
(U.S. dollars in thousands) (Unaudited)	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$2,126	7,957	32,934
Deposits	-	-	-
Restricted Cash	95	95	95
Financial liabilities at fair market value	886	886	886
Ordinary Shares, no par value per share:
Share capital and additional paid-in capital	74,250	80,081	105,058
Accumulated losses	(72,972)	(72,972)	(72,972)
Total equity	1,278	7,109	32,086
Total liabilities and shareholder equity	4,452	10,283	35,260

The number of Ordinary Shares to be outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold and is based on 28,651,297 Ordinary Shares outstanding as of June 30, 2025, and excludes:

●	497,119 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices ranging between NIS 0.37 (approximately $0.10) to NIS 11.33 (approximately $3.08) per share.

●	4,401,517 RSUs granted to directors, employees, and consultants under our equity incentive plan, none of which were vested as of such date, and 30,000 of which were granted subject to shareholders approval;

●	283,090 Ordinary Shares reserved for future issuance under our equity incentive plan;

●	277,835 Ordinary Shares issuable upon the exercise of warrants issued in connection with simple agreements for future equity, or SAFEs, The Warrants expired on July 15, 2025.

●	212,188 Ordinary Shares issuable upon the exercise of warrants issued to HCW in connection with a certain purchase agreement, at an exercise price of $1.60 per share;

●	145,455 Ordinary Shares issuable upon the exercise of warrants issued to Aegis in connection with our IPO at an exercise price of $6.875 per share;

●	3,031,250 Ordinary Shares issuable upon the exercise of warrants issued to an institutional investor in connection with a securities purchase agreement, dated December 26, 2023, at an exercise price of $1.28 per share;

●	1,640,455 Ordinary Shares issuable upon the exercise of tradable warrants issued to investors in connection with our IPO at an exercise price of $5.50 per share;

●	185,591 Ordinary Shares issuable upon the exercise of warrants issued to Newbridge at an exercise price of $1.56 per share; and

●	4,608,715 Ordinary Shares issuable upon the exercise of warrants issued to several individuals in connection with securities purchase agreements, dated December 27, 2024, at an exercise price of $1.10 per share, 855,714 of which were exercised as of December 18, 2025.

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

As of December 18, 2025, our authorized share capital consisted of 100,000,000 Ordinary Shares, of which 35,949,247 Ordinary Shares were issued and outstanding as of such date.

As of December 18, 2025, we had issued and outstanding IPO Warrants to purchase up to 1,640,455 of our Ordinary Shares. Each IPO Warrant is exercisable for one Ordinary Share at an exercise price of $5.50 per share, which expire on July 15, 2026, and underwriter warrants to purchase up to an aggregate of 145,455 Ordinary Shares at an exercise price of $6.875 per share, which expire January 15, 2027.

As of December 18, 2025, we also had issued and outstanding warrants to purchase up to an aggregate of 3,031,250 Ordinary Shares at an exercise price of $1.28 per share issued to an institutional investor. In addition, we had issued and outstanding placement agent warrants to purchase up to an aggregate of 212,188 Ordinary Shares at an exercise price of $1.60 per share, which expire on June 28, 2027, that the Company agreed to issue to H.C. Wainwright & Co., LLC as placement agent.

As of December 18, 2025, we had issued and outstanding placement agent warrants to purchase up to an aggregate of 185,591 Ordinary Shares at an exercise price of $1.56 per share, which expire June 14, 2028, that the Company agreed to issue to Newbridge Securities Corporation as placement agent.

As of December 18, 2025, we also had issued and outstanding warrants to purchase up to an aggregate of 3,753,001, Ordinary Shares at an exercise price of $1.10 per share, which expire on June 30, 2026, issued in a private placement financing with certain accredited investors on December 31, 2024.

As of December 18, 2025, we had outstanding options to purchase up to an aggregate of 507,376 Ordinary Shares and 4,755,511 unvested restricted share units issued to certain employees, directors, consultants and service providers who are our employees, officers, directors or consultants under our Amended and Restated 2019 Equity Incentive Plan, or the Plan. As of December 18, 2025, here were no Ordinary Shares reserved for future issuance of options or other equity awards under the Plan.

Our Ordinary Shares have been listed on the Nasdaq under the symbol “IINN” since July 2021.

Transfer of Shares

No transfer of shares may be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the board of directors, or the Board of Directors) has been submitted to the Company (or its transfer agent), together with any share certificate(s) and such other evidence of title as the Board of Directors may reasonably require. The Board of Directors may, from time to time, prescribe a fee for the registration of a transfer, and may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on the Nasdaq or on any other stock exchange on which the Company’s shares are then listed for trading. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by the Company’s amended and restated articles of association, as may be amended and restated from time to time, or the Articles, or the laws of the State of Israel, except for ownership by nationals of certain countries that are, or have been, in a state of war with Israel.

Liability to Further Capital Calls

Our Board of Directors may make, from time to time, such calls as it may deem fit upon shareholders with respect to any sum unpaid with respect to shares held by such shareholders which is not payable at a fixed time. Such shareholder has to pay the amount of every call so made upon him or her.

Election of Directors

Under our Articles, our Board of Directors must consist of at least three (3) and not more than twelve (12) directors, including two external directors, if applicable, which will be elected if and when required under the Companies Law.

Other than external directors, if applicable (who shall be elected and serve in office in strict accordance with the provisions of the Companies Law), and other than directors elected by our Board of Directors (due to the number being less than the maximum amount, or due to a director’s office becoming vacant), directors of the Company shall be elected solely at an annual general meeting and shall serve in their office until the next annual general meeting, or until they cease to serve in their office in accordance with the provisions of the Articles or any law, whichever is earlier. Prior to every annual general meeting of the Company, and subject to clause 39 (a) and (f) of the Articles, the Board of Directors (or a committee thereof) shall select, by a resolution adopted by a majority of the Board of Directors (or such committee), a number of persons to be proposed to the shareholders for election as Directors at such annual general meeting.

In addition, if a director’s office becomes vacant, the remaining serving directors may continue to act in any manner, provided that the number of the serving directors shall not be less than three (3). If the number of serving directors is lower than their minimal one, the Board shall not be permitted to act, they may only act in an emergency or to fill the office of director which has become vacant up to a number equal to the minimum number provided for pursuant to the Articles.

External directors, if applicable, are elected for an initial term of three years, and may be elected thereafter for up to two additional three-year terms under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law. Under certain circumstances, the term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including the Nasdaq Stock Market, may be extended indefinitely in increments of additional three-year terms.

Dividend Rights

The Board of Directors may from time to time declare, and cause the Company to pay, such dividend as may appear to the Board of Directors to be justified by the profits of the Company and as permitted by the Companies Law. The Board of Directors shall determine the time for payment of such dividends and the record date for determining the shareholders entitled thereto.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with Israeli court approval. In each case, we are only permitted to distribute a dividend if our Board of Directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Shareholder Meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our Articles as special meetings. Our Board of Directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our Board of Directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of the members of our Board of Directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power, or a Non Exempted Holding. However, under an exemption applicable for Israeli companies whose shares are listed outside of Israel, or the Exemption Regulations, the Board of Directors shall convene a special meeting at the request of one or more shareholders holding at least ten percent (10%) of the issued and outstanding share capital instead of five (5%) in the past, and at least one percent (1%) of the voting rights in the company, or one or more shareholders holding at least ten percent (10%) of the voting rights in the company, provided that if the applicable law to companies incorporated in the country which the company is listed for trade, establishes a right to demand convening of such a meeting for those holding a percentage of holdings lower than ten percent (10%), then the Non Exempted Holding shall apply.

Under the Companies Law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the Board of Directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. However, under the Exemption Regulations, one or more shareholders may request the Board of Directors to include a nomination of a candidate for a position on the Board of Directors or the termination of a director, as an item on the agenda of a future general meeting if they hold at least five percent (5%) of the voting rights of the company, instead of one percent (1%) as required in the past.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the Board, which according to the Companies Law may be between four (4) and sixty (60) days prior to the date of the meeting, as applicable according to the matters on the general meeting agenda. According to the Companies Law, resolutions regarding the following matters must be passed at a general meeting of the Company’s shareholders:

●	amendments to the Company’s Articles;

●	the exercise of the Board’s powers by a general meeting if the Board’s is unable to exercise its powers and the exercise of any of its powers is required for the Company’s proper management;

●	appointment or termination of the Company’s auditors;

●	appointment of directors (other than in the cases specified in the Company’s Articles);

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law and any other applicable law;

●	increases or reductions of the Company’s authorized share capital;

●	a merger (as such term is defined in the Companies Law); and

●	dissolution of the Company by the court, voluntary dissolution, or by voluntary dissolution in an expedited procedure.

Under our Articles, we are not required to give notice to our registered shareholders pursuant to the Companies Law, unless otherwise required by law. The Companies Law requires that a notice of any annual or special general meeting be provided 14 or 21 days (as applicable) prior to the meeting, and if the agenda of the meeting includes certain matters prescribed under the Companies Law and the regulations promulgated thereafter, among others, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the Company’s general manager to serve as the chairman of the Board of Directors or an approval of a merger, notice must be provided at least 35 days prior to such meeting.

 Voting Rights

Every shareholder shall have one vote for each share held by him of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means.

Quorum Requirements

As permitted under the Companies Law and as stated in the Company’s Articles, the quorum required for the Company’s general meetings consists of two or more shareholders, present in person or by proxy and holding shares conferring in the aggregate at least twenty five percent (25%) of the voting power of the Company. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned either (i) to the same day of the following week, at the same hour and in the same place (ii) to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting or (iii) to such day and at such time and place as the chairperson of the general meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). If no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a special general meeting was called following the request of a shareholder according to applicable law, and within half an hour a legal quorum has not been formed, the meeting shall be canceled.

Vote Requirements

Our Articles provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our Articles. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval described under “Item 6.C. Directors, Senior Management and Employees—Board Practices— Fiduciary Duties of Office Holders and Approval of Related Party Transactions under Israeli Law — Disclosure of Personal Interests of an Office Holder.” Certain transactions with respect to remuneration of our office holders and directors require further approvals described under “Item 6. Directors, Senior Management and Employees—C. Board Practices— Fiduciary Duties of Office Holders and Disclosure of Personal Interests of an Office Holder.” Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of the court and the approval of the majority of the shareholders voting their shares, other than abstainees, holding at least 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Access to Corporate Records

Under the Companies Law, shareholders are entitled to have access to: minutes of the Company’s general meetings; the Company’s shareholders register and principal shareholders register, articles of association and annual audited financial statements; and any document that the Company is required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. The Company may deny this request if the Company believes it has not been made in good faith or if such denial is necessary to protect the Company’s interest or protect a trade secret or patent.

Special or Class Rights; Modification of Rights

If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by the Companies Law or the Company’s Articles, may be modified or cancelled by the Company by a resolution of the general meeting of the holders of all shares as one class, without any required separate resolution of any class of shares.

The provisions of our Articles relating to general meetings shall, mutatis mutandis, apply to any separate general meeting of the holders of the shares of a particular class, it being clarified that the requisite quorum at any such separate general meeting shall be two or more shareholders present in person or by proxy and holding not less than 15 percent of the issued shares of such class.

Unless otherwise provided by Company’s Articles, an increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed to modify or derogate or cancel the rights attached to previously issued shares of such class or of any other class.

Acquisitions under Israeli Law

Full Tender Offer

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli public company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance of the offer. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Special Tender Offer

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

However, under the Exemption Regulations, the aforesaid limitations regarding a special tender offer do not apply for an Israeli company whose shares are listed outside of Israel, provided that if the applicable law as applicable to companies incorporated in the country which the company is listed for trade, provide a restriction on the acquisition of control of any proportion of the company or that the acquisition of control of any proportion requires the purchaser to also offer a purchase offer to shareholders from among the public.

Merger

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of its shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority (as defined below) approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company; and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The term “Special Majority” will be defined as described in section 275(a)(3) of the Companies Law as:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have personal interest in the merger have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the merger does not exceed 2% of the aggregate voting rights of the company.

Borrowing Powers

Pursuant to the Companies Law and our Articles, our Board of Directors may exercise all powers and take all actions that are not required under law or under our Articles to be exercised or taken by a certain organ of the Company, including the power to borrow money for company purposes.

Changes in Capital

Our Articles enable us to increase or reduce our authorized share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly adopted by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our Board of Directors and an Israeli court.

SELLING SHAREHOLDER

This prospectus relates to the possible resale from time to time by YA of any or all of the Ordinary Shares that have been or may be issued by us to YA under the SEPA. For additional information regarding the issuance of Ordinary Shares covered by this prospectus, see the section titled “Prospectus Summary-Standby Equity Purchase Agreement with YA” above. Except for the transactions contemplated by the SEPA, YA does not, and has not had, any material relationship with us.

The table below presents information regarding the Selling Shareholder and the Ordinary Shares that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder. The number of shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of the Ordinary Shares that the Selling Shareholder may offer under this prospectus. The Selling Shareholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Shareholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the shares.

On December 12, 2025, YA purchased 1,565,217 Ordinary Shares from the Company in a registered direct offering, or the December Offering, at a purchase price of $1.15 per share. For additional information see “Item 7. Recent Sales of Unregistered Securities.”

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Ordinary Shares with respect to which the Selling Shareholder has voting and investment power. The percentage of Ordinary Shares beneficially owned by the Selling Shareholder prior to the offering shown in the table below is based on an aggregate of 35,949,247 Ordinary Shares outstanding as of December 18, 2025. The number of shares that may actually be sold by us under the SEPA may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Shareholder pursuant to this prospectus.

	Number of Shares of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering
Name of Selling Shareholder	Number(1)	Percent	Number	Number(2)	Percent
YA II PN, LTD.(3)	1,783,844	4.96%	24,973,528	1,565,217	2.58%

(1)	Consists of 1,565,217 purchased in the December Offering, and the 218,627 Commitment Shares issued on December 18, 2025. We have excluded from the number of shares beneficially owned prior to the offering all of the shares that YA may be required to purchase under the SEPA, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the SEPA, the satisfaction of which are entirely outside of YA’s control, including the registration statement that includes this prospectus becoming and remaining effective. Additionally, the SEPA prohibits us from issuing and selling any Ordinary Shares to YA to the extent that such shares, when aggregated with all other Ordinary Shares then beneficially owned by YA, would cause YA’s beneficial ownership of our Ordinary Shares to exceed beneficial ownership of greater than 4.99% of the voting power or number of Ordinary Shares outstanding.

(2)	Assumes the sale of all Ordinary Shares being offered pursuant to this prospectus. Depending on the price per share at which we sell our Ordinary Shares to YA pursuant to the SEPA, we may need to sell to YA under the SEPA more shares of our Ordinary Shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $25.0 million total commitment under the SEPA along with the resale of the Commitment Shares. If we choose to do so and otherwise satisfy the conditions in the SEPA, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by YA is dependent upon the number of shares we sell to YA under the SEPA.

(3)	YA II PN, Ltd. is a Cayman Island exempt company. All investment decisions for YA II PN, Ltd. are made by Mr. Mark Angelo. The business address of YA II PN, Ltd. is 1012 Springfield Avenue, Mountainside, NJ 07092

plan of distribution

On December 12, 2025, we entered into the SEPA with YA. Pursuant to the SEPA, we will be able to sell up to $25.0 million of our Ordinary Shares, at our sole option, any time during the Commitment Period. As of the date of this prospectus, we have not delivered any Advance Notice nor sold Ordinary Shares under the SEPA. Pursuant to the terms of the SEPA, any Ordinary Shares sold to YA will be priced at the Purchase Price. Any sale of Ordinary Shares pursuant to the SEPA is subject to certain limitations, including that YA is not permitted to purchase any Ordinary Shares that would result in it owning more than 4.99% of our Ordinary Shares.

The Ordinary Shares offered by this prospectus are being offered by the Selling Shareholder, YA. The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the SEPA to provide customary indemnification to YA.

It is possible that our shares may be sold from time to time by YA in one or more of the following manners:

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	transactions involving cross or block trades;

●	to a broker-dealer as principal and resale by the broker-dealer for its account;

●	“at the market” into an existing market for our Ordinary Shares;

●	in privately negotiated transactions; or

●	a combination of any such methods of sale.

YA has agreed that, during the term of the SEPA, it shall not engage in any short sales with respect to our Ordinary Shares, provided that upon receipt of an Advance Notice, YA may sell shares that it is obligated to purchase under such Advance Notice prior to taking possession of such shares.

We have advised the Selling Shareholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Ordinary Shares covered by this prospectus by the Selling Shareholder. For information about the estimated expenses of this offering see the section titled “Expenses” below.

EXPENSES

Set forth below is an itemization of the total expenses paid or expected to be incurred in connection with the offer and sale of the securities pursuant to this prospectus. With the exception of the SEC registration fee, all amounts are estimates:

SEC registration fee	$3,548.55
Printer fees and expenses	$2,000
Legal fees and expenses	$10,000
Accounting and professional fees and expenses	$5,500
Miscellaneous	$1,000
Total	$22,048.55

LEGAL MATTERS

Certain legal matters concerning the SEPA were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning the SPEA relating to Israeli law were passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024, incorporated by reference into this prospectus and in the registration statement have been so incorporated in reliance on the report of Ziv Haft, a member firm of BDO, an independent registered public accounting firm, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts; however, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the public policy in Israel;

●	the judgment was not obtained by fraud, there was reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court under the applicable international private law rules in Israel, and the judgement does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which relief was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfill its duty for the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Form 6-K, unaudited interim financial information.

We maintain a corporate website at https://inspira-technologies.com/. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including any notices of general meetings of our shareholders.

The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

This prospectus is part of a registration statement on Form F-1 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form F-1, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March 10, 2025 and as amended on March 28, 2025;

●	Our Reports on Form 6-K furnished on March 11, 2025 (with respect to the first paragraph, the sections titled “Recent Business and Operational Highlights,” “Full Year 2024 Financial Results” and “Forward-Looking Statements” of the press release attached therewith as Exhibit 99.1), March 13, 2025, March 14, 2025, March 14, 2025, March 25, 2025 (with respect to the first, second, fourth, and fifth paragraphs and the section titled “Forward-Looking Statements”), April 7, 2025 (with respect to the first, second, and fifth paragraphs and the section titled “Forward-Looking Statements”), April 10, 2025, April 15, 2025 (with respect to the first, second, and fourth paragraphs and the section titled “Forward-Looking Statements”), April 23, 2025 (with respect to the first three and fifth paragraphs and the section titled “Forward-Looking Statements”), May 7, 2025 (with respect to the first three and fifth paragraphs and the section titled “Forward-Looking Statements”), May 12, 2025, May 27, 2025 (with respect to the first, second, fifth and sixth paragraphs and the section titled “Forward-Looking Statements”), May 29, 2025 (with respect to the first, second, fourth, fifth and sixth paragraphs and the section titled “Forward-Looking Statements”), May 30, 2025, June 5, 2025 (with respect to the first, second, fourth and fifth paragraphs and the section titled “Forward-Looking Statements”), June 11, 2025, June 23, 2025, July 1, 2025, July 2, 2025 (with respect to the first, second, and fifth paragraphs and the section titled “Forward-Looking Statements”), July 7, 2025 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements”), July 10, 2025 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements”), July 17, 2025, July 18, 2025 (with respect to the first two paragraphs and the section titled “Forward-Looking Statements”), July 31, 2025 (with respect to the first, second, and fourth paragraphs and the section titled “Forward-Looking Statements”), August 19, 2025 (with respect to the first, second, and fourth paragraphs and the section titled “Forward-Looking Statements”), August 22, 2025 (with respect to the first, second, and fourth paragraphs and the section titled “Forward-Looking Statements”), September 2, 2025 (with respect to the first, second, and fourth paragraphs and the section titled “Forward-Looking Statements”), September 11, 2025 (with respect to the first four paragraphs and the section titled “Forward-Looking Statements”), September 16, 2025; September 18, 2025 (with respect to the first, second, third and fifth paragraphs and the section titled “Forward-Looking Statements”), October 1, 2025; October 21, 2025 (with respect to the first, second and third paragraphs and the section titled “Forward-Looking Statements”), October 22, 2025 (with respect to the first four paragraphs and the section titled “Forward-Looking Statements”), November 6, 2025 (with respect to the first, second, and fourth paragraphs and the section titled “Forward-Looking Statements” ), November 13, 2025 (with respect to the first three and the fifth paragraphs and the section titled “Forward-Looking Statements”), November 25, 2025, December 3, 2025 (with respect to the first four and the sixth paragraphs and the section titled “Forward-Looking Statements”), December 9, 2025 (with respect to the first three paragraphs and the section titled “Forward-Looking Statement Disclaimer”) and December 15, 2025; and

●	The description of our securities contained in Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March 10, 2025, and as amended on March 28, 2025.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F (1) after the date of the filing of the registration statement of which this prospectus forms a part and prior to its effectiveness and (2) prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC after the date of the filing of the registration statement of which this prospectus forms a part and prior to its effectiveness and prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: 2 Ha-Tidhar St., Ra’anana, 4366504 Israel, Tel: +972-996-64488; Attention: Chief Financial Officer.

Up to 24,973,528 Ordinary Shares

INSPIRA TECHNOLOGIES OXY B.H.N.LTD.

PROSPECTUS

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, or by another person, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent the Initiation of Procedures or to Conclude Proceedings, subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors’ and officers’ insurance.

Exemption

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its articles of association. Our amended and restated articles of association and our letter of exemption provide that we may exempt, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care. Subject to the aforesaid limitations, under the indemnification agreements, we exempt and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law, while acting in good faith and having reasonable cause to assume that such act or omission would not prejudice the interests of the Company, provided that the indemnitee shall not be exempt with respect to any action or omission as to which, under applicable law, the Company is not entitled to exempt the indemnitee.

Limitations

The Companies Law provides that the Company may not exempt or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exemption) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exemption, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association permit us to exempt (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since December 2022, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On December 27, 2023, we entered into a purchase agreement, or the Purchase Agreement, with Armistice Capital LLC, or Armistice, in a registered direct offering, pursuant to which we issued (i) an aggregate of 1,375,000 Ordinary Shares at a purchase price of $1.28 per share, and (ii) pre-funded warrants, or the Pre-Funded Warrants, to purchase up to 1,656,250 Ordinary Shares, at a purchase price of $1.28, less $0.001 per Pre-Funded Warrant. In addition, pursuant to the Purchase Agreement, and in a concurrent private placement, we issued Armistice warrants, or the Armistice Warrants, to purchase up to an aggregate of 3,031,250 Ordinary Shares at an exercise of $1.28 per share, or the Armistice Warrant Shares. The Armistice Warrants were exercisable immediately upon issuance and expire three and a half years following their issuance. Each Pre-Funded Warrant was exercisable for one Ordinary Share at an exercise price of $0.001 per share. The Pre-Funded Warrants were immediately exercisable and have been fully exercised. We received aggregate gross proceeds of $3.88 million in the registered direct offering and concurrent private placement.

H.C. Wainwright & Co., LLC, or the Placement Agent, acted as the exclusive placement agent for the registered direct offering and concurrent private placement. We paid the Placement Agent an aggregate fee equal to 7.0% of the gross proceeds of the offering, a management fee of 1.0% of the gross proceeds of the offering, a non-accountable expenses allowance of $85,000 and a clearing fee of $15,950. In addition, on December 28, 2023, we issued the Placement Agent and its designees warrants to purchase up to 212,188 Ordinary Shares, or the Placement Agent Warrants and such shares, the Placement Agent Warrant Shares. The Placement Agent Warrants were substantially on the same terms as the Armistice Warrants, except that the Placement Agent Warrants have an exercise price of $1.60 per share. The Placement Agent Warrants were issued to four designees: Charles Worthman, Craig Schwabe, Michael Vasinkevich, and Noam Rubinstein. Each of the designees is affiliated with the Placement Agent and has sole voting and dispositive power over the securities held. The designees acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

In connection with a consulting agreement dated February 20, 2024, we issued to a service provider, Talniri Ltd., or Talniri, warrants to purchase up to 220,000 Ordinary Shares, or the Talniri Warrants. The Talniri Warrants will become exercisable on May 20, 2024, or the Initial Exercise Date, at an exercise price of $2.25 per share and will expire six months following the Initial Exercise Date, or on November 20, 2024.

On April 1, 2024, the Company entered into a purchase agreement with two investors in a registered direct offering, or the April Offering, pursuant to which the Company issued an aggregate of 1,339,285 Ordinary Shares at a purchase price of $1.232 per share. The aggregate proceeds received by the Company from the April Offering were approximately $1.65 million.

On June 14, 2024, we entered into a purchase agreement with a single, individual investor, providing for the issuance in a registered direct offering, or the June Offering, of (i) an aggregate of 941,541 Ordinary Shares, at a purchase price of $1.30 per share, and (ii) pre-funded warrants to purchase up to 1,709,760 Ordinary Shares, at a purchase price of $1.30, less $0.001 per pre-funded warrant. Each pre-funded warrant is exercisable for one Ordinary Share at an exercise price of $0.001 per share. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The June Offering resulted in gross proceeds of $3.4 million. We issued placement agent in the agreement warrants equal to a total of 7.0% of the aggregate number of Ordinary Shares sold in the transaction and 185,591 warrants to purchase up to 185,591 Ordinary Shares with an exercise price of $1.56 per share. The placement agent warrants were exercisable immediately upon issuance and expire four years following issuance.

On June 30, 2024, the Company issued 45,000 Ordinary Shares to an advisor in connection with consulting service agreement.

On December 27, 2024, we entered into securities purchase agreements for private placement financing with certain accredited investors, or the December Private Placement, pursuant to which the investors agreed to purchase (i) 3,950,343 of our Ordinary Shares at a purchase price of $0.70 per share, (ii) pre-funded warrants to purchase up to 658,372 Ordinary Shares at a purchase price of $0.70, less $0.001 per pre-funded warrant. In addition, the purchasers of such Ordinary Shares or pre-funded warrants received warrants to purchase up to 4,608,715 Ordinary Shares at an exercise price of $1.10 per share. We received approximately $3.2 million in gross proceeds. In addition, we entered into a placement agency agreement with Dawson James Securities, Inc., who served as placement agent in the offering, dated December 27, 2024, pursuant to which we agreed to pay the placement agent a cash placement fee equal to: (a) 8.0% of the gross proceeds received in the offering from certain investors introduced by the placement agent and 4.0% of the gross proceeds received by us from the exercise of warrants by such investors, (b) 4.0% of the gross proceeds received in the offering from certain investors introduced by us and 4.0% of the gross proceeds received by us from the exercise of warrants by such investors, and (c) 0% of the gross proceeds received in the offering from certain other investors and 0% of the gross proceeds received by us from the exercise of warrants by such investors.

On March 14, 2025, we entered into a sales agreement with AGP as sales agent, pursuant to which we may offer and sell, from time to time, under the ATM Facility, Ordinary Shares having an aggregate offering price of up to $1,019,000. On April 10, 2025, the maximum aggregate offering price was increased to $1,917,052. On July 1, 2025, the maximum aggregate offering price increased to $7,117,720 and on September 16, 2025, the maximum aggregate offering price increased to $14,686,641. We sold an aggregate of 5,485,898 Ordinary Shares for an aggregate offering amount of approximately $4.9 million.

On December 12, 2025, the Company entered into a securities purchase agreement with YA II PN, LTD. in a registered direct offering, or the December Offering, pursuant to which the Company issued an aggregate of 1,565,217 Ordinary Shares at a purchase price of $1.15 per share. The gross proceeds received by the Company from the December Offering were $1.8 million.

Since December 2022, we have granted our directors, consultants and service providers, officers, and employees options to purchase an aggregate of 165,000 Ordinary Shares under our equity incentive plan, with an exercise prices ranging between $0.95 and $1.002 per share and 7,191,000 RSUs. As of December 18, 2025, (i) 102,500 options granted to directors, officers and employees were exercised, and 30,000 options were forfeited, such that the total outstanding amount of options allocated or granted to directors, officers and employees as of December 18, 2025, is 135,000, and (ii) 2,854,069 RSUs granted to directors, officers and employees were vested and 97,003 RSUs were forfeited, such that the total outstanding amount of options allocated or granted to directors, officers and employees as of December 18, 2025, is 4,239,928.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description
3.1	Amended and Restated Articles of Association of Inspira Technologies Oxy B.H.N. Ltd. (incorporated by reference to Exhibit 99.1 to Inspira Technologies Oxy B.H.N. Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 001-40303) filed with the SEC on December 20, 2021).
4.1	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.1 to Inspira Technologies Oxy B.H.N. Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021).
4.2	Form of Warrant Agent Agreement (incorporated by reference to Exhibit 4.2 to Inspira Technologies Oxy B.H.N. Ltd.’s Registration Statement Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021).
4.3	Form of Warrant (incorporated by reference to Exhibit 4.4 to Inspira Technologies Oxy B.H.N. Ltd.’s Registration Statement FormF-1 (File No. 333-253920) filed with the SEC on July 1, 2021).
4.4	Form of Amendment of Warrant Agreement by and between the Company and American Stock Transfer & Trust Company, LLC, dated August 8, 2022 (incorporated by reference to Exhibit 4.6 to Inspira Technologies Oxy B.H.N. Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2023, (File No. 001-40303) filed with the SEC on March 24, 2024).
4.5	Form of Ordinary Warrant (incorporated by reference to Exhibit 4.1 to Inspira Technologies Oxy B.H.N. Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 333-253920) filed with the SEC on December 27, 2023).
4.6	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to Inspira Technologies Oxy B.H.N. Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 333-253920) filed with the SEC on December 27, 2023).
4.7	Warrant to Purchase Ordinary Shares (filed as Exhibit 4.7 to Form F-1 on May 9, 2024, and incorporated herein by reference.)
4.8	Form of Placement Agent Ordinary Share Warrant (incorporated by reference to Exhibit 4.8 to Inspira Technologies Oxy B.H.N. Ltd.’s Registration Statement on Form F-1 (File No. 333-279276) filed with the SEC on May 9, 2024).
4.9	Pre-Funded Ordinary Share Purchase Warrant (filed as Exhibit 4.1 to the Report of Foreign Private Issuer on Form 6-K on June 17, 2024, and incorporated herein by reference.)
Form of Ordinary Share Purchase Warrant (filed as Exhibit 99.3 to the Report of Foreign Private Issuer on Form 6-K on December 27, 2024, and incorporated herein by reference.)
Pre-Funded Ordinary Share Purchase Warrant (filed as Exhibit 99.2 to the Report of Foreign Private Issuer on Form 6-K on December 27, 2024, and incorporated herein by reference.)
5.1*	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Inspira Technologies Oxy B.H.N. Ltd
10.1	Form of Indemnification Agreement. (incorporated by reference to Exhibit 10.1 to Inspira Technologies Oxy B.H.N. Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on March 12, 2021).
10.2	Inspira Technologies Oxy B.H.N. Ltd. (formerly known as: InSense Medical Ltd.) 2019 Equity Incentive Plan (amended on September 14, 2021), (incorporated by reference to Exhibit 10.2 to Post-Effective Amendment No. 1 to Inspira Technologies Oxy B.H.N. Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on October 27, 2021).
10.3	Inspira Technologies Oxy B.H.N. Ltd. Compensation Policy for Company’s Executives (incorporated by reference to Exhibit 99.2 to Inspira Technologies Oxy B.H.N. Ltd.’s Report of Foreign Private Issuer on Form 6-K (File No. 001-4030) filed with the SEC on December 20, 2021).
10.4	Form of Simple Agreement for Future Equity (incorporated by reference to Exhibit 10.7 to Inspira Technologies Oxy B.H.N. Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021)
10.5	Shareholder Loan Agreement, dated March 1, 2018, by and between the Company and Dagi Ben-Noon (incorporated by reference to Exhibit 10.8 to Inspira Technologies Oxy B.H.N. Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021).
10.6	Form of Convertible Loan Agreement (incorporated by reference to Exhibit 10.9 to Inspira Technologies Oxy B.H.N. Ltd.’s Registration Statement on Form F-1 (File No. 333-253920) filed with the SEC on July 1, 2021)

10.7	Form of Securities Purchase Agreement by and between the Company and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 10.1 to Inspira Technologies Oxy B.H.N. Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 001-40303) filed with the SEC on December 27, 2023).
10.8	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to Inspira Technologies Oxy B.H.N. Ltd.’s Report of Foreign Issuer on Form 6-K (File No. 001-40303) filed with the SEC on April 1, 2024).
10.9	Form of Securities Purchase Agreement (filed as Exhibit 10.1 to the Report of Foreign Private Issuer on Form 6-K on June 17, 2024, and incorporated herein by reference.)
10.10	Securities Purchase Agreement (filed as Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-K on December 27, 2024, and incorporated herein by reference.)
10.11	Sales Agreement by and between Inspira Technologies Oxy B.H.N. Ltd. and A.G.P./Alliance Global Partners, dated March 14, 2025 (filed as Exhibit 99.1 to Form 6-K (File No. 001-40303) filed on March 14, 2025).
10.12	Form of Securities Purchase Agreement (filed as Exhibit 10.1 to Form 6-K (File No. 001-40303) filed on December 15, 2025).
10.13	Standby Equity Purchase Agreement, dated December 12, 2025 (filed as Exhibit 10.2 to Form 6-K (File No. 001-40303) filed on December 15, 2025).
23.1*	Consent of Ziv Haft, a member firm of BDO, independent registered public accounting firm.
23.2*	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page).
107*	Filing Fee Table

*	Filed herewith
#	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ra’anana, Israel on December 22, 2025.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

/s/ Dagi Ben-Noon
Dagi Ben-Noon
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Inspira Technologies Oxy B.H.N. Ltd. hereby constitute and appoint each of Dagi Ben-Noon and Yafit Tehila and each of them singly, with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dagi Ben-Noon	Chief Executive Officer and Director	December 22, 2025
Dagi Ben-Noon	(Principal Executive Officer)

/s/ Yafit Tehila	Chief Financial Officer	December 22, 2025
Yafit Tehila	(Principal Financial and Accounting Officer)

/s/ Tal Parnes	Chairman of the Board of Directors	December 22, 2025
Tal Parnes

/s/ Lior Amit	Director	December 22, 2025
Lior Amit

/s/ Sivan Matza	Director	December 22, 2025
Sivan Matza

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Inspira Technologies Oxy B.H.N. Ltd., has signed this registration statement on December 22, 2025.

Puglisi & Associates

Authorized U.S. Representative

/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director